Exhibit 10.21

ERGäNZUNGSVERTRAG 1 ZUM GESCHäFTSFüHRERDIENSTVERTRAG	ADDENDUM 1 TO MANAGING DIRECTOR’S SERVICE AGREEMENT

zwischen der	between

Cohu GmbH	Cohu GmbH
Geiglsteinstr. 6 83059 Kolbermorr	Geiglsteinstr. 6 83059 Kolbermorr

("Gesellschaft")	("Company")
und	and

Klaus Ilgenfritz Innstr. 12 83126 Flintsbach ("Geschäftsführer").	Klaus Ilgenfritz Innstr. 12 83126 Flintsbach ("Managing Director").

Präambel	Preamble

Die Muttergesellschaft der Gesellschaft, Cohu, Inc. („Cohu“), hat ein Change of Control-Programm eingeführt, um ausgewählte Personen dazu zu motivieren, Wachstum für Aktionäre zu erreichen und gleichzeitig das fortgesetzte Engagement und die Objektivität bestimmter wichtiger Leistungsträger, wie z.B. des Geschäftsführers, sicherzustellen

Company’s ultimate parent company, Cohu, Inc. (“Cohu”), implemented a change in control scheme as an incentive for certain individuals to drive value to shareholders while ensuring the continued dedication and objectivity of certain key contributors, such as Managing Director.

Vor diesem Hintergrund schließen die Parteien den folgenden geänderte und neu gefasste Ergänzungsvertrag (der „Ergänzungsvertrag“) zum Geschäftsführer-Dienstvertrag, der am 13 November 2024 zwischen dem Geschäftsführer und der Gesellschaft abgeschlossen wurde (der „GF-Vertrag“), ab	Against this background, the parties conclude the following amended and restated addendum which replaces the version originally signed on November 13, 2024 (“Addendum”) to the Managing Director Services Agreement executed by and between Managing Director and Company on November 13, 2024 (“MD Agreement”):

Incorporated in Traunstein, Germany HRB 15878 VAT ID-No. DE 186 892 081 WEEE-Ref-No. DE 41206780 Managing Directors: Jeffrey D. Jones, Klaus IIgenfritz	Cohu GmbH Geigelsteinstr.6 83059 Kolbermoor Germany Phone: +49 8031 2337-0 www.cohu.com

1.	LAUFZEIT	1.	TERM

1.1.	Dieser Ergänzungsvertrags beginnt am 9 Dezember 2024 (der „Laufzeitbeginn“) und dauert bis zum dritten (3.) Jahrestag des Laufzeitbeginns (die „anfängliche Laufzeit“). Die anfängliche Laufzeit verlängert sich automatisch um aufeinanderfolgende Zeiträume von zwei (2) Jahren (jeweils eine „Verlängerungslaufzeit“ und zusammen mit der anfänglichen Laufzeit und jeder solchen Verlängerungslaufzeit die „Laufzeit“), es sei denn, eine der Parteien hat gegenüber der anderen Partei spätestens sechs (6) Monate vor Ablauf der jeweiligen Laufzeit schriftlich erklärt, dass dieser Ergänzungsvertrag nicht verlängert wird	1.1.	The terms and conditions of this Addendum shall have a term commencing as of December 9, 2024 (the “Effective Date”) and continuing until the third (3rd) anniversary thereof (the “Initial Term”). The Initial Term shall be automatically extended for successive two (2) year periods (each a “Renewal Term” and, together with the Initial Term and each such Renewal Term, the “Term”), unless either party has delivered written notice to the other party no later than six (6) months prior to the completion of the then effective Term that this Addendum will not be extended.

1.2.

Wenn die Gesellschaft dem Geschäftsführer jedoch eine solche schriftliche Mitteilung zustellt, nachdem die Gesellschaft eine finale Vereinbarung in Bezug auf eine Transaktion getroffen hat, die, wenn sie vollzogen wird, zu einem Change of Control Event führen würde, dann läuft die jeweilige Laufzeit frühestens zwölf (12) Monate nach dem Datum dieser finalen Vereinbarung ab. Um Zweifel auszuschließen, sei darauf hingewiesen, dass weder das Auslaufen dieses Ergänzungsvertrags gemäß seinen Bedingungen noch die Nichtverlängerung dieses Ergänzungsvertrags an sich eine Beendigung der Dienstleistungen oder einen Grund für eine Kündigung aus Gutem Grund darstellen. Sofern in diesem Ergänzungsvertrag nichts anderes bestimmt ist, gilt Folgendes: Wenn die Dienste des Geschäftsführers für die Gesellschaft während der dann gültigen Laufzeit aufgrund einer Qualifizierenden Kündigung beendet wurden oder der Geschäftsführer die Gesellschaft schriftlich über ein erstmaliges Ereignis informiert hat, das einen Guten Grund darstellen würde, endet dieser Ergänzungsvertrag erst, wenn dem Geschäftsführer alle Zahlungen und Leistungen gemäß diesem Ergänzungsvertrag gewährt wurden.

		1.2.	However, if such written notice is delivered by the Company to Managing Director following the Company’s entry into a definitive agreement with respect to a transaction that, if consummated, would result in a Change in Control, then the then effective Term shall not expire sooner than twelve (12) months following the date of such definitive agreement. For the avoidance of doubt, neither the lapse of this Addendum by its terms nor non-renewal of this Addendum will by itself constitute termination of services nor grounds for resignation for Good Reason. Notwithstanding anything herein to the contrary, if, during the then effective Term, Managing Director’s services with the Company has terminated as a result of a Qualifying Termination or Managing Director has given written notice to the Company of an initial event that would constitute Good Reason, this Addendum shall not terminate until all payments and benefits, if any, have been provided to Managing Director in accordance with this Addendum.

2.	BEENDIGUNG DES DIENSTVERTRAGS	2.	TERMINATION OF SERVICE

2.1	Qualifizierende Kündigung. Im Falle einer Qualifizierenden Kündigung des Geschäftsführers hat der Geschäftsführer Anspruch auf die Aufgelaufenen Beträge. Darüber hinaus hat der Geschäftsführer, sofern er die Bestimmungen der Ziffern 10, 11, 12, 13 und 17 des GF-Vertrags einhält und eine vollständige Erledigungserklärung aller bekannten oder unbekannten Ansprüche, die der Geschäftsführer gegen die Gesellschaft, ihre verbundenen Unternehmen, deren jeweiligen leitenden Angestellten und / oder Geschäftsführer hat (die „Erledigung“), in einer von der Gesellschaft bereitgestellten Form und innerhalb eines festgelegten Zeitraums nach dem Kündigungsdatum (dieser Zeitraum wird als „Erledigungsausführungszeitraum“ bezeichnet) abgibt, Anspruch auf die folgenden Abfindungszahlungen und Leistungen:	2.1.	Qualifying Termination. In the event of Managing Director’s Qualifying Termination, Managing Director shall be entitled to receive the Accrued Amounts. In addition, provided that Managing Director complies with the provisions of Sections 10, 11, 12, 13 & 17 of the MD Agreement and executes a full general release of all claims, known or unknown, that Managing Director may have against the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) which becomes effective and irrevocable within the time period set for execution of the Release following the Termination Date (such period, the “Release Execution Period”), Managing Director shall be entitled to receive the following severance payments and benefits:

2.1.1	Abfindung Grundgehalt. Ein Betrag in Höhe von 150% des Grundgehalts des Geschäftsführers (unabhängig von einer Kürzung des Grundgehalts, die einen Guten Grund darstellen würde) wird mit dem nächsten regulären Gehaltslauf nach Ablauf des Erledigungsausführungszeitraums oder dem Vollzug des Change of Control Events (in keinem Fall jedoch später als nach Ablauf der Short-Term Deferral Period) ausgezahlt.	2.1.1	Base Salary Severance Benefit. An amount equal to 150% of Managing Director’s Base Salary (disregarding any reduction in Base Salary that would constitute Good Reason) shall be paid in cash in a single lump sum on the next regular payroll date following the later of the expiration of the Release Execution Period or the consummation of the Change in Control (but in no event later than the lapsing of the Short-Term Deferral Period).

2.1.2	Abfindung Bonus	2.1.2.	Bonus Severance Benefits

2.1.2.1	Anteiliger Bonus. Ein anteiliger (pro-rata temporis) Zielbonus des Geschäftsführers (ohne Berücksichtigung einer Kürzung des Zielbonus, die einen Guten Grund darstellen würde) für das Geschäftsjahr, in dem das Kündigungsdatum liegt (der „Anteilige Bonus“), wird mit dem nächsten Gehaltslauf nach Ablauf des Erledigungsausführungszeitraums oder dem Vollzug des Change of Control Events (in keinem Fall jedoch später als nach Ablauf der Short-Term Deferral Period) gezahlt. Dieser anteilige Betrag wird durch Multiplikation des vorstehenden Zielbonus mit einem Bruch ermittelt, dessen Zähler der Anzahl der Tage zwischen dem Beginn des betreffenden Geschäftsjahres und dem Kündigungsdatum und dessen Nenner 365 entspricht. Der tatsächliche jährliche Leistungsbonus für das Geschäftsjahr, in dem der Geschäftsführer aus dem Dienst ausscheidet, verfällt und der Geschäftsführer hat keinen Anspruch auf eine Zahlung, mit Ausnahme der in diesem Abschnitt 2.1.2.1 beschriebenen Abfindungszahlung.	2.1.2.1.	Prorated Bonus. An amount equal to a prorated portion of Managing Director’s Target Bonus (disregarding any reduction in Target Bonus that would constitute Good Reason) for the fiscal year in which the Termination Date occurs (the “Prorated Bonus”) shall be paid in cash in a single lump sum on the next regular payroll date following the later of the expiration of the Release Execution Period or the consummation of the Change in Control (but in no event later than the lapsing of the Short-Term Deferral Period). Such prorated portion shall be determined by multiplying the foregoing Target Bonus by a fraction, the numerator of which is equal to the number of days between the start of such fiscal year and the Termination Date and the denominator of which is equal to 365. The actual annual incentive bonus for the fiscal year of Managing Director’s termination of service shall be forfeited, and Managing Director shall not be entitled to any payment thereof, other than the severance benefit payment described in this Section 2.1.2.1

2.1.2.2

Zusätzliche Abfindung. Zusätzlich zur „Abfindung Grundgehalt“ wird ein Betrag in Höhe von 150% des Zielbonus des Geschäftsführers (ungeachtet einer Kürzung des Zielbonus, die einen Guten Grund darstellen würde) für das Geschäftsjahr, in dem das Kündigungsdatum liegt (oder, falls höher, für das Geschäftsjahr, in dem das Change of Control Event eintritt) erfolgt, wird mit dem nächsten Gehaltslauf nach Ablauf des Erledigungsausführungszeitraums oder dem Vollzug des Change of Control Events (in keinem Fall jedoch später als nach Ablauf der Short-Term Deferral Period) gezahlt. Der Verweis auf den Zielbonus in dieser Bestimmung dient nur zur Berechnung der zusätzlichen Abfindung.

			Additional Severance Benefit. In addition to the Base Salary Severance Benefit, an amount equal to 150% of Managing Director’s Target Bonus (disregarding any reduction in Target Bonus that would constitute Good Reason) for the fiscal year in which the Termination Date occurs (or if greater, for the fiscal year in which the Change in Control occurs) shall be paid in cash in a single lump sum on the next regular payroll date following the later of the expiration of the Release Execution Period or the consummation of the Change in Control (but in no event later than the lapsing of the Short-Term Deferral Period). The reference to the Target Bonus under this provision is only a means for calculating the additional severance payment.

2.2

Nicht-Qualifizierende Kündigung. Im Falle einer Nicht-Qualifizierenden Kündigung des Geschäftsführers hat der Geschäftsführer nur Anspruch auf die Aufgelaufenen Beträge. Wenn die Tätigkeit des Geschäftsführers jedoch aufgrund seines Todes endet und der Erbe / die Erbengemeinschaft des Geschäftsführers eine Erledigungserklärung unterzeichnet bzw. unterzeichnen, die während des Erledigungserklärungsausführungszeitraums wirksam und unwiderruflich wird, zahlt die Gesellschaft an den Erben / die Erbengemeinschaft des Geschäftsführers einen Anteiligen Bonus für das Jahr, in dem der Geschäftsführer verstirbt, sobald dies nach Ablauf des Ausübungszeitraums oder dem Vollzug des Change of Control Events (in keinem Fall jedoch später als nach Ablauf der Short-Term Deferral Period) vernünftigerweise möglich ist.

		2.2.	Non-Qualifying Termination. In the event of Managing Director’s Non-Qualifying Termination, Managing Director shall be entitled to receive only the Accrued Amounts. However, in the event that Managing Director’s services terminates due to Managing Director’s death, and subject to execution by Managing Director’s heir / community of heirs of a Release which becomes effective and irrevocable during the Release Execution Period, the Company shall pay to the Managing Director’s heir / community of heirs a Prorated Bonus for the year in which the Managing Director dies in a single lump sum as soon as reasonably practicable following the later of the expiration of the Release Execution Period or the consummation of the Change in Control (but in no event later than the lapsing of the Short-Term Deferral Period).

2.3	Kündigung. Jede Kündigung der Dienste des Geschäftsführers im Rahmen des GF-Vertrags durch die Gesellschaft oder durch den Geschäftsführer während der Laufzeit (mit Ausnahme der Beendigung aufgrund des Todes des Geschäftsführers) bedarf der Schriftform („Kündigung“).	2.3.	Notice of Termination. Any termination of Managing Director’s services under the MD Agreement by the Company or by Managing Director during the Term (other than termination on account of Managing Director’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with applicable law.

2.4	Rücktritt von allen anderen Positionen. Die Beendigung der Dienste des Geschäftsführers aus irgendeinem Grund gilt ohne weitere erforderliche Maßnahmen des Geschäftsführers als freiwilliger Rücktritt des Geschäftsführers mit Wirkung zum Kündigungsdatum von allen Positionen, die der Geschäftsführer als Führungskraft oder Organ der Gesellschaft oder eines ihrer verbundenen Unternehmen innehat. Auf Verlangen des Vorstands von Cohu wird der Geschäftsführer alle Dokumente ausfertigen, die zur Bescheinigung dieses Rücktritts erforderlich sind.	2.4.	Resignation of All Other Positions. The termination of Managing Director’s services for any reason will be deemed to constitute, without further required action by Managing Director, voluntary resignation by Managing Director, effective on the Termination Date, from all positions that Managing Director holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates. At the Board’s request, Managing Director will execute any documents reasonably necessary to reflect such resignation.

2.5	Minderung. In keinem Fall ist der Geschäftsführer verpflichtet, eine Beschäftigung bei einem Dritten zu suchen oder andere Maßnahmen zur Minderung der Beträge zu ergreifen, die dem Geschäftsführer gemäß einer der Bestimmungen dieses Ergänzungsvertrags zu zahlen sind, und die gemäß diesem Abschnitt 2 zu zahlenden Beträge werden nicht durch eine Vergütung gemindert, die der Geschäftsführer aufgrund seiner Tätigkeit bei einem Drittarbeitgeber erhält.	2.5.	Mitigation. In no event shall Managing Director be obligated to seek employment with a third party or take any other action by way of mitigation of the amounts payable to Managing Director under any of the provisions of this Addendum and any amounts payable pursuant to this Section 2 shall not be reduced by compensation Managing Director earns on account of service with to a third-party employer.

3.	ABSCHLIEßENDER ANSPRUCH	3.	EXCLUSIVE REMEDY

	Im Falle eines Change of Control Events sind die Bestimmungen von Abschnitt 2 dieses Ergänzungsvertrags abschließend und treten an die Stelle aller anderen Rechte, auf die der Geschäftsführer im Falle einer berechtigten Kündigung des Geschäftsführers ansonsten Anspruch haben könnte, jedoch unter Ausschluss der Kündigungsfrist gemäß des GF-Vertrags. Unter diesen Umständen hat der Geschäftsführer bei Beendigung seiner Tätigkeit keinen Anspruch auf Leistungen, Entschädigungen oder sonstige Zahlungen oder Rechte, die nicht ausdrücklich in Abschnitt 2.1 festgelegt sind.		In the event of a Change of Control, the provisions of Section 2 of this Addendum are intended to be and are exclusive and in lieu of any other rights or remedies to which Managing Director may otherwise be entitled in the event of Managing Director’s Qualifying Termination, but excluding any notice period under the MD Agreement. In such circumstances, Managing Director shall be entitled to no benefits, compensation or other payments or rights upon termination of services other than those benefits expressly set forth in Section 2.1.

4.	BEDINGUNGEN FÜR DEN ERHALT DER ABFINDUNGEN	4.	CONDITIONS TO RECEIPT OF SEVERANCE BENEFITS

	Zusätzlich dazu, dass die Erledigungserklärung des Geschäftsführers spätestens mit Ablauf des Erledigungserklärungsausführungszeitraums wirksam und unwiderruflich wird, ist der Anspruch des Geschäftsführers auf die in Abschnitt 2.1 genannten Abfindungen davon abhängig, dass der Geschäftsführer alle folgenden Bedingungen erfüllt:		In addition to Managing Director’s Release becoming effective and irrevocable no later than the expiration of the Release Execution Period, Managing Director’s entitlement to the severance payments and benefits set forth in Section 2.1 shall be subject to Managing Director’s compliance with all of the following:

4.1.	Vertraulichkeit und Eigentumsrechte; Abwerbeverbot. Ständige Einhaltung der Abschnitte 10, 11, 12, 13 und 17 des GF-Vertrags.	4.1.	Confidentiality & Proprietary Rights; Non-Solicitation. Ongoing compliance with Sections 10, 11, 12, 13 & 17 of the MD Agreement.

4.2.	Keine Verunglimpfung. Der Geschäfts-führer stimmt zu und verpflichtet sich, dass er während des Abfindungszeitraums zu keinem Zeitpunkt verleumderische oder herabwürdigende Bemerkungen, Kommentare oder Aussagen über die Gesellschaft oder ihre Geschäftsbereiche oder über seine Mitarbeiter, leitenden Angestellten, bestehenden und potenziellen Kunden, Lieferanten, Investoren und andere verbundene Dritte macht, veröffentlicht oder an eine Person oder Organisation oder in einem öffentlichen Forum weitergibt.	4.2.	Non-Disparagement. Managing Director agrees and covenants that Managing Director will not at any time during the Severance Benefit Period make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

4.2.1.

Dieser Abschnitt 4.2 schränkt den Geschäftsführer in keiner Weise bei der Ausübung geschützter Rechte ein oder behindert ihn daran, soweit auf diese Rechte nicht durch Vereinbarung verzichtet werden kann oder er geltende Gesetze oder Vorschriften oder eine gültige Anordnung eines zuständigen Gerichts oder einer autorisierten Regierungsbehörde einhalten muss, vorausgesetzt, dass diese Einhaltung nicht über das hinausgeht, was das Gesetz, die Vorschrift oder die Anordnung verlangen. Der Geschäftsführer hat den Chief Legal Officer der Gesellschaft unverzüglich schriftlich über eine solche Anordnung zu informieren.

		4.2.1.	This Section 4.2 does not, in any way, restrict or impede Managing Director from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Managing Director shall promptly provide written notice of any such order to the chief legal officer of the Company.

4.3.	Fortbestand der Bestimmungen. Die Bestimmungen dieses Abschnitts 4 gelten auch nach Beendigung oder Ablauf der Tätigkeit des Geschäftsführers für die Gesellschaft und sind auch danach uneingeschränkt durchsetzbar.	4.3.	Survival of Provisions. The provisions of this Section 4 shall survive the termination or expiration of Managing Director’s services with the Company and shall be fully enforceable thereafter.

5.	NACHFOLGER	21.	5.	SUCCESSORS

5.1.

Nachfolger der Gesellschaft. Jeder Nachfolger der Gesellschaft (unabhängig davon, ob direkt oder indirekt und ob durch Kauf, Fusion, Konsolidierung, Liquidation oder anderweitig) für alle oder im Wesentlichen alle Geschäfte und/oder Vermögenswerte der Gesellschaft (ein „Nachfolger“) übernimmt die Verpflichtungen der Gesellschaft aus diesem Ergänzungsvertrag und erklärt sich ausdrücklich damit einverstanden, die Verpflichtungen der Gesellschaft aus diesem Ergänzungsvertrag in der gleichen Weise und im gleichen Umfang zu erfüllen, wie die Gesellschaft diese Verpflichtungen ohne eine Nachfolge zu erfüllen hätte. Für alle Zwecke dieses Ergänzungsvertrags umfasst der Begriff „Gesellschaft" jeden Rechtsnachfolger, der die in diesem Abschnitt 5.1 beschriebene Übernahme-vereinbarung unterzeichnet und zustellt oder der kraft Gesetzes an die Bedingungen dieses Ergänzungsvertrags gebunden ist.

			5.1.	Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (a “Successor”) shall assume the Company’s obligations under this Addendum and agree expressly to perform the Company’s obligations under this Addendum in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Addendum, the term “Company” shall include any Successor which executes and delivers the assumption agreement described in this Section 5.1 or which becomes bound by the terms of this Addendum by operation of law.

5.2.	Nachfolger des Geschäftsführers. Die Bedingungen dieses Ergänzungsvertrags und alle Rechte des Geschäftsführers gemäß diesem Ergänzungsvertrag kommen den persönlichen oder gesetzlichen Vertretern, Nachlassverwaltern, Nachlasspflegern, Nachfolgern, Erben, Miterben, Beschenkten und Vermächtnisnehmern des Geschäftsführers zugute und können von diesen durchgesetzt werden.		5.2.	Managing Director’s Successors. The terms of this Addendum and all rights of Managing Director hereunder shall inure to the benefit of, and be enforceable by, Managing Director’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.	DEFINITION BESTIMMTER BEGRIFFE		6.	DEFINITION OF CERTAIN TERMS

	Bestimmte großgeschriebene Begriffe, die in diesem Ergänzungsvertrag nicht anderweitig definiert sind, haben die folgende Bedeutung:			Certain capitalized terms not otherwise defined by this Addendum shall have the following meanings:

6.1.	„Aufgelaufene Beträge“ bedeutet zusammenfassend:		6.1.	Accrued Amounts” mean, collectively:

6.1.1.	jegliches aufgelaufene, aber nicht ausgezahlte Grundgehalt, das anteilig auf das Kündigungsdatum entfällt, und aufgelaufener, aber nicht in Anspruch genommener Urlaub, die beide am Kündigungsdatum gemäß den üblichen Gehaltsabrechnungsverfahren der Gesellschaft ausgezahlt werden;		6.1.1.	any accrued but unpaid Base Salary prorated to the Termination Date and accrued but unused vacation, both of which shall be paid on the Termination Date in accordance with the Company’s customary payroll procedures;

6.1.2.	Erstattung bisher nicht erstatteter Geschäftsausgaben, die dem Geschäftsführer ordnungsgemäß entstanden sind und die der Spesenrichtlinie der Gesellschaft unterliegen und gemäß dieser bezahlt werden; und	6.1.2.	reimbursement of unreimbursed business expenses properly incurred by Managing Director, which shall be subject to, and paid in accordance with, the Company’s expense reimbursement policy; and

6.1.3.	etwaige Leistungen, auf die der Geschäftsführer zum Kündigungsdatum gemäß dem GF-Vertrag Anspruch hat.	6.1.3.	such benefits if any, to which Managing Director may be entitled under the MD Agreement as of the Termination Date.

6.2.	„Grundgehalt“ bezeichnet das jährliche Grundgehalt des Geschäftsführers zu dem unmittelbar vor dem Kündigungsdatum geltenden Satz (unabhängig von einer Kürzung des Grundgehalts, die einen Guten Grund darstellen würde).	6.2.	“Base Salary” means Managing Director’s annual base salary at the rate in effect immediately prior to the Termination Date (disregarding any reduction in Base Salary that would constitute Good Reason).

6.3.	„Wichtiger Grund“ bedeutet „Wichtiger Grund“ gemäß § 626 BGB.	6.3.	“Cause” means “important cause” in accordance with sec. 626 German Civil Code (BGB).

6.4.	„Change of Control Event" bedeutet das Eintreten eines der folgenden Ereignisse nach dem Datum des Inkrafttretens in Bezug auf Cohu, Inc. (“Cohu"):	6.4.	“Change in Control” means the occurrence of any of the following after the Effective Date with respect to Cohu, Inc. (“Cohu”):

6.4.1.

Eine Person oder mehrere Personen, die als Gruppe handeln (eine „Person“), erwerben Eigentum an Wertpapieren von Cohu, die zusammen mit den von dieser Person gehaltenen Aktien mehr als fünfzig Prozent (50%) der gesamten Stimmrechte der zu diesem Zeitpunkt ausstehenden Aktien von Cohu ausmachen. Der Begriff „Person“ umfasst jede natürliche Person, Kapitalgesellschaft, Personengesellschaft, Treuhandgesellschaft oder Vereinigung oder jede Gruppe oder Kombination davon, deren Eigentum an den Wertpapieren von Cohu gemäß § 13(D) des Securities Exchange Act von 1934 in der jeweils gültigen Fassung oder einer ähnlichen Nachfolgeregelung oder -vorschrift gemeldet werden müsste. Für die Zwecke dieser Klausel (i) gilt, dass, wenn davon ausgegangen wird, dass eine Person die tatsächliche Kontrolle über Cohu ausübt, der Erwerb zusätzlicher Kontrolle über Cohu durch dieselbe Person nicht als Kontrollwechsel gilt;

		6.4.1.	Any one person, or more than one person acting as a group (a “Person”) acquires ownership of Cohu’s securities that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of Cohu’s then outstanding stock. The term “Person” shall include any natural person, corporation, partnership, trust, or association, or any group or combination thereof, whose ownership of the Cohu’s securities would be required to be reported under Regulation 13(D) under the Securities Exchange Act of 1934, as amended, or any similar successor regulation or rule. For purposes of this clause (i), if any Person is considered to be in effective control of Cohu, the acquisition of additional control of Cohu by the same Person will not be considered a Change in Control;

6.4.2.	Eine Änderung der effektiven Kontrolle von Cohu, die an dem Tag eintritt, an dem eine Mehrheit der Vorstandsmitglieder ersetzt wird, mit Ausnahme der Ersetzung von Mitgliedern, die aufgrund von Altersbeschränkungen gemäß den Corporate-Governance-Richtlinien von Cohu in einem Zeitraum von sechs (6) Monaten durch Vorstandsmitglieder ersetzt werden, deren Ernennung oder Wahl nicht von einer Mehrheit der Vorstandsmitglieder vor dem Datum der Ernennung oder Wahl befürwortet wird; oder	6.4.2.	A change in the effective control of Cohu which occurs on the date that a majority of members of the Board is replaced, excepting the replacement of members who retire due to age limitations as specified in the Cohu’s Corporate Governance Guidelines, during any six (6) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

6.4.3.

Der Abschluss einer Transaktion, die eine Änderung der Eigentumsverhältnisse an einem wesentlichen Teil der Vermögenswerte der Gesellschaft beinhaltet, die an dem Tag stattfindet, an dem eine Person Vermögenswerte von Cohu erwirbt (oder während eines Zeitraums von zwölf (12) Monaten, der am Tag des letzten Erwerbs durch diese Person oder Personen endet, erworben hat), die einen Gesamtbrutto-Marktwert von mindestens fünfzig Prozent (50%) des Gesamtbrutto-Marktwerts aller Vermögenswerte von Cohu unmittelbar vor diesem Erwerb oder diesen Erwerben haben. Für die Zwecke dieses Abschnitts 6.4.3 bedeutet Brutto-Marktwert den Wert der Vermögenswerte von Cohu oder den Wert der veräußerten Vermögenswerte, der ohne Berücksichtigung der mit diesen Vermögenswerten verbundenen Verbindlichkeiten ermittelt wird.

		6.4.3.	The closing of any transaction involving a change in ownership of a substantial portion of the Company’s assets, which occurs on the date that any Person acquires (or has acquired during any twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from Cohu that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Cohu immediately prior to such acquisition or acquisitions. For purposes of this Section 6.4.3, gross fair market value means the value of the assets of Cohu, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

6.4.4.	Ungeachtet des Vorstehenden umfasst der Begriff „Change of Control“ keine Konsolidierung, Fusion oder sonstige Umstrukturierung, wenn nach Vollzug einer solchen Transaktion alle ausstehenden stimmberechtigten Aktien von Cohu direkt oder indirekt im Besitz einer Holdinggesellschaft sind und die Inhaber von Cohus Stammaktien unmittelbar vor der Transaktion im Wesentlichen den gleichen proportionalen Besitz und die gleiche Stimmrechtskontrolle an dieser Holdinggesellschaft haben wie unmittelbar nach dieser Transaktion.	6.4.4.	Notwithstanding the foregoing, the term “Change in Control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of Cohu is owned, directly or indirectly, by a holding company, and the holders of Cohu’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company immediately after such transaction.

6.4.5.	Ungeachtet des Vorstehenden liegt ein Change of Control Event nur dann vor, wenn eine solche Transaktion eine Änderung der Eigentumsverhältnisse der Gesellschaft, eine Änderung der tatsächlichen Kontrolle der Gesellschaft oder eine Änderung der Eigentumsverhältnisse eines wesentlichen Teils der Vermögenswerte der Gesellschaft gemäß Abschnitt 409A des Code darstellt.	6.4.5.	Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.

6.4.6.	Für die Zwecke des Begriffs „Change of Control Event“ gelten Personen als Gruppe, wenn sie Eigentümer eines Unternehmens sind, das eine Fusion, Konsolidierung, einen Kauf oder eine Übernahme von Aktien oder eine ähnliche Geschäftstransaktion mit Cohu eingeht.	6.4.6.	For purposes of the term “Change in Control”, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Cohu.

6.5.	„Change of Control Period“ bezeichnet den Zeitraum, der sechzig (60) Tage vor dem Datum eines Ereignisses, das ein Change of Control Event darstellt, beginnt und am zweiten Jahrestag des Datums des Ereignisses, das ein solches Change of Control Event darstellt, endet.	6.5.	“Change in Control Period” means the period beginning on the date sixty (60) days preceding the date of an event constituting a Change in Control and ending on the second anniversary of the date of the event constituting such Change in Control.

6.6.	„Guter Grund“ bedeutet, dass einer der folgenden Fälle während der Laufzeit ohne schriftliche Zustimmung des Geschäftsführers eintritt:	6.6.	“Good Reason” means the occurrence of any of the following, in each case during the Term without Managing Director’s written consent:

6.6.1.	Eine wesentliche Reduzierung des Grundgehalts des Geschäftsführers, die über eine allgemeine Reduzierung des Grundgehalts hinausgeht, die alle Personen in ähnlicher Lage im Wesentlichen im gleichen Verhältnis betrifft;	6.6.1.	A material reduction in Managing Director’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated individuals in substantially the same proportions;

6.6.2.	Eine wesentliche Reduzierung der Zielbonus-Möglichkeiten des Geschäftsführers;	6.6.2.	A material reduction in Managing Director’s Target Bonus opportunity;

6.6.3.	Jede wesentliche Verletzung einer wesentlichen Bestimmung dieses Ergänzungsvertrags durch die Gesellschaft;	6.6.3.	Any material breach by the Company of any material provision of this Addendum;

6.6.4.	Das Versäumnis der Gesellschaft, mit einem Nachfolger der Gesellschaft eine Vereinbarung zu erwirken, diesen Ergänzungsvertrag in der gleichen Weise und im gleichen Umfang zu übernehmen und zu erfüllen, wie es die Gesellschaft tun müsste, wenn keine Nachfolge stattgefunden hätte, es sei denn, eine solche Übernahme erfolgt kraft Gesetzes;	6.6.4.	The Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Addendum in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

6.6.5.	Eine wesentliche Änderung des geografischen Standorts, an dem der Geschäftsführer seine Dienste erbringen muss; wobei in keinem Fall der Umzug des Geschäftsführers an eine Einrichtung oder einen Standort, der die Pendelstrecke des Geschäftsführers um fünfzig (50) Meilen (ca. 80 km) oder weniger verlängert, für die Zwecke dieses Ergänzungsvertrags als wesentlich angesehen wird.	6.6.5.	A material change in the geographic location at which Managing Director must perform his services; provided that in no instance will the relocation of Managing Director to a facility or a location that increases Managing Director’s commute by fifty (50) miles (or 80 km) or less be deemed material for purposes of this Addendum.

6.6.6.

Bevor der Geschäftsführer aus Gutem Grund zurücktreten kann, muss er die Gesellschaft innerhalb von neunzig (90) Tagen nach dem erstmaligen Ereignis, das seiner Meinung nach einen „Guten Grund“ darstellt, schriftlich benachrichtigen und dabei die Tatsachen und Umstände, die seiner Meinung nach den Grund für den Rücktritt des Geschäftsführers aus Gutem Grund darstellen, sowie das vorgeschlagene Beendigungsdatum (das ist das Datum 6 Monate zum Ende eines Kalendermonats nach schriftlicher Mitteilung des Geschäftsführers an die Gesellschaft) und (B) die Gesellschaft muss innerhalb von dreißig (30) Tagen nach Zustellung einer solchen Mitteilung die Möglichkeit haben, den Guten Grund zu beheben, vorausgesetzt, die Gesellschaft kann auf eine solche Behebungsfrist verzichten, indem es dem Geschäftsführer schriftlich mitteilt, dass es nicht beabsichtigt, diesen Zustand zu beheben. Das Versäumnis des Geschäftsführers, in der Mitteilung Tatsachen oder Umstände anzugeben, die einen Guten Grund darstellen, führt nicht zum Verlust von Rechten des Geschäftsführers im Rahmen der Vereinbarung oder hindert den Geschäftsführer nicht daran, diese Tatsachen oder Umstände bei der Durchsetzung seiner Rechte im Rahmen dieses Ergänzungsvertrags geltend zu machen. Ungeachtet des Vorstehenden gilt: Wenn festgestellt wird, dass der Geschäftsführer eine Behinderung hat, und wenn die Gesellschaft dem Geschäftsführer die Möglichkeit bietet, seine Dienste in einer anderen Funktion, die der Behinderung des Geschäftsführers Rechnung trägt, mit anderen Aufgaben und einer anderen Vergütungsstruktur anstelle einer Kündigung zu erbringen, stellt eine solche Änderung der Verantwortlichkeiten und der Vergütung keinen Guten Grund dar.

		6.6.6.	Before Managing Director may resign for Good Reason, Managing Director must provide the Company with written notice within ninety (90) days of the initial event that Managing Director believes constitutes “Good Reason” specifically identifying the facts and circumstances claimed to constitute the grounds for Managing Director’s resignation for Good Reason and the proposed termination date (which will be the date 6 months to the end of a calendar month after the giving of written notice hereunder by Managing Director to the Company), and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition, provided that the Company may waive such cure period by giving written notice to the Managing Director that it does not intend to cure such condition. The failure by the Managing Director to include in the notice any fact or circumstance that contributes to a showing of Good Reason will not waive any right of the Managing Director under the Agreement or preclude the Managing Director from asserting such fact or circumstance in enforcing the Managing Director’s rights under this Addendum. Notwithstanding the foregoing, if Managing Director is determined to have a disability, and if Company offers Managing Director the opportunity to remain providing services in a different capacity that accommodates Managing Director’s disability, with different duties and compensation structure in lieu of termination, such change in responsibilities and compensation shall not constitute Good Reason.

6.7.	„Nicht-Qualifizierende Kündigung“ bezeichnet jede Kündigung der Dienste des Geschäftsführers für die Gesellschaft, die keine Qualifizierende Kündigung ist.	6.7.	“Non-Qualifying Termination” means any termination of Managing Director’s services with the Company which is not a Qualifying Termination.

6.8.	„Kündigungsfrist“ bezeichnet einen Zeitraum von 6 Monaten bis zum Ende eines Kalendermonats, beginnend mit dem Datum der Zustellung einer Kündigungserklärung.	6.8.	“Notice Period” means a period of 6 months to the end of a calendar month commencing on the date of delivery of a Notice of Termination.

6.9.

„Qualifizierende Kündigung“ bedeutet, dass während der Change of Control Period  entweder (i) die Gesellschaft den GF-Vertrag mit der Gesellschaft aus einem anderen Grund als einem Wichtigen Grund kündigt oder (ii) der Geschäftsführer sein Amt als Geschäftsführer der Gesellschaft aus einem Guten Grund niederlegt. Eine Qualifizierende Kündigung umfasst jedoch keine Beendigung der Dienste des Geschäftsführers, die (x) auf den Tod oder die Berufsunfähigkeit des Geschäftsführers zurückzuführen ist oder (y) auf die freiwillige Kündigung des GF-Vertrags durch den Geschäftsführer zurückzuführen ist, bei der es sich nicht um eine Kündigung aus Gutem Grund handelt.

		6.9.	“Qualifying Termination” means the occurrence during a Change in Control Period of either (i) termination by the Company of the MD Agreement with the Company for any reason other than Cause or (ii) Managing Director’s resignation from serving as a managing director with the Company for Good Reason; provided, however that a Qualifying Termination shall not include any termination of Managing Director’s services which is (x) on account of Managing Director’s death or disability, or (y) a result of Managing Director’s voluntary termination of the MD Agreement which is not a resignation for Good Reason.

6.10.	„Zielbonus“ bezeichnet den Zielbetrag des jährlichen Leistungsbonus des Geschäftsführers, vorausgesetzt, alle Leistungsziele der Gesellschaft und die individuellen Leistungsziele werden auf ihrem Zielniveau gemäß dem jährlichen Bonusplan der Gesellschaft und wie vom Ausschuss festgelegt erreicht.	6.10.	“Target Bonus” means the target amount of Managing Director’s annual incentive bonus, assuming achievement of all Company performance goals and individual performance goals at their target levels in accordance with the Company’s annual bonus plan and as established by the Committee.

6.11.	„Beendigungsdatum“ bedeutet:	6.11.	“Termination Date” means:

6.11.1.	wenn die Gesellschaft den GF-Vertrag ohne Wichtigen Grund kündigt, gilt das in dem Kündigungsschreiben angegebene Datum, das der Tag ist, der unmittelbar auf den Ablauf der Kündigungsfrist folgt, die an dem Tag beginnt, an dem das Kündigungsschreiben an den Geschäftsführer zugestellt wird; vorausgesetzt, die Gesellschaft hat die Möglichkeit, den Geschäftsführer für die gesamte Kündigungsfrist oder einen Teil davon von allen Aufgaben, Positionen und Verantwortlichkeiten zu entbinden; und	6.11.1.	if the Company terminates the MD Agreement without Cause, the date specified in the Notice of Termination, which shall be the day immediately following completion of the Notice Period commencing on the date on which the Notice of Termination is delivered to Managing Director; provided that the Company shall have the option to relieve Managing Director of all job duties, positions and responsibilities for all or any part of the Notice Period; and

6.11.2.	wenn der Geschäftsführer den GF-Vertrag mit oder ohne Guten Grund kündigt, gilt das in dem Kündigungsschreiben des Geschäfts-führers angegebene Datum, das der Tag ist, der unmittelbar auf den Ablauf der Kündigungsfrist folgt, die an dem Tag beginnt, an dem das Kündigungsschreiben an die Gesellschaft zugestellt wird.	6.11.2.	if Managing Director terminates the MD Agreement with or without Good Reason, the date specified in Managing Director’s Notice of Termination, which shall be the day immediately following completion of the Notice Period commencing on the date on which the Notice of Termination is delivered to the Company.

7.	ALLGEMEINE BESTIMMUNGEN	7.	GENERAL PROVISIONS

7.1.	Änderung und Verzicht. Abweichungen von und/oder Änderungen an diesem Ergänzungsvertrag, die nicht individuell zwischen den Parteien vereinbart wurden, bedürfen zu ihrer Wirksamkeit der Schriftform. Dies gilt auch für den Verzicht auf dieses Schriftformerfordernis.	7.1.	Modification and Waiver. Variations of and/or amendments to this Addendum, which were not agreed upon individually among the parties, must be confirmed in writing in order to become effective. This applies also to any waiver of this written form requirement.

7.2.	Anwaltskosten. Jede Partei trägt ihre eigenen Anwaltskosten in einem Rechtsstreit, es sei denn, eine in Frage kommende gesetzliche Regelung erlaubt die Erstattung der Anwaltskosten an die obsiegende Partei.	7.2.	Attorneys’ Fees. Each party will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

7.3.

Salvatorische Klausel. Sollte eine Bestimmung dieses Ergänzungsvertrags unwirksam sein oder werden oder sollte sich in diesem Ergänzungsvertrag eine Lücke herausstellen, so wird die Wirksamkeit der übrigen Bestimmungen nicht berührt. Im Falle einer unwirksamen Bestimmung sind die Parteien dieses Ergänzungsvertrags dazu verpflichtet, eine wirksame und angemessene Ersatzbestimmung zu vereinbaren, die dem wirtschaftlichen Zweck, den die Parteien dieses Ergänzungsvertrags mit der unwirksamen Bestimmung verfolgt haben, möglichst nahe kommt. Dies gilt entsprechend, wenn sich in diesem Ergänzungsvertrag eine Lücke herausstellt.

		7.3.	Severability. Should any provision of this Addendum be or become void or should a gap in this Addendum become apparent, the validity of the other provisions will not be affected. In the event of an invalid provision, the parties to this Addendum shall be obliged to negotiate a valid and reasonable substitute provision which comes as close as possible to the economic purpose the parties of this Addendum had pursued with the invalid provision. This shall apply accordingly if a gap in this Addendum becomes apparent.

7.4.	Geltendes Recht: Gerichtsbarkeit und Gerichtsstand. Für diesen Ergänzungsvertrag gilt deutsches Recht. Die englische Version dieses Ergänzungsvertrags ist die maßgebliche Version.	7.4.	Governing Law: Jurisdiction and Venue. German law shall apply to this Addendum. The English version of this Addendum shall be the authoritative version.

7.5.	Einbehaltung. Die Gesellschaft hat das Recht, von jedem im Rahmen dieser Vereinbarung zahlbaren Beträgen Bundes-, Landes- und Kommunalsteuern einzubehalten, um etwaige Quellensteuerverpflichtungen zu erfüllen, die ihr nach geltendem Recht oder geltenden Vorschriften obliegen.	7.5.	Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

8.	GESAMTE VEREINBARUNG	8.	ENTIRE AGREEMENT

Sofern hierin nicht abweichend geregelt, enthält dieser Ergänzungsvertrag alle Vereinbarungen und Zusicherungen zwischen dem Geschäftsführer und der Gesellschaft in Bezug auf den Vertragsgegenstand und ersetzt alle vorherigen und gleichzeitigen schriftlichen und mündlichen Vereinbarungen, Zusicherungen und Gewährleistungen in Bezug auf diesen Vertragsgegenstand. Diese Leistungen treten im Falle eines Kontrollwechsels an die Stelle aller anderen Leistungen aus dem GF-Vertrag, falls zutreffend.

			Unless specifically provided herein, this Addendum contains all of the understandings and representations between Managing Director and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, and such benefits shall be in lieu of any other benefits under the MD Agreement, if applicable, in the case of a Change in Control. The parties mutually agree that the Addendum can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Addendum.

9.	BESTÄTIGUNG DES VOLL-STÄNDIGEN VERSTÄNDNISSES	9.	ACKNOWLEDGEMENT OF FULL UNDERSTANDING

_____________________________________ Ort/Place, Datum/Date	_____________________________________ Ort/Place, Datum/Date

_____________________________________ Jeff Jones als Vertreter der Gesellschafterversammlung der Cohu GmbH / as representative of the shareholder meeting of Cohu GmbH	_____________________________________ Klaus Ilgenfritz

Der Geschäftsführer bestätigt mit der Unterschrift, eine vollständige Ausführung dieser Änderungsvereinbarung erhalten zu haben, die von beiden Parteien im Original unterschrieben wurde.	The Managing Director hereby confirms by signature that the Managing Director has received a complete execution of this Addendum that has been signed by both parties with original signatures.

_____________________________________ Ort/Place, Datum/Date

_____________________________________ Klaus Ilgenfritz